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                                                                    EXHIBIT 99.7



November 1, 1999

Dr. Richard Propper
Covalent Partners, LLC
2890 Moon Ridge Dr.
La Jolla, CA 92037

Dear Dr. Propper:

The purpose of this letter is to confirm my agreement (i) to remain employed as the President, Chief Operating Officer and Chief Medical Officer of Covalent Group, Inc. ("Covalent") from the date hereof through the purchase of all of the Company Stock under the Option Agreement, dated November 1, 1999, between Covalent Partners, LLC and Bruce LaMont on or before the Final Expiration Date (the "Closing Date") and (ii) to execute the form of Employment Agreement attached hereto as Exhibit A on or before the Closing Date. In consideration of my agreement to remain employed by Covalent during this time and enter into the Employment Agreement, Covalent Group, LLC has agreed that it will grant an option to acquire 460,000 shares of Covalent Common Stock to me, concurrently with the Closing Date, having an exercise price equal to the actual purchase price paid by Covalent Partners, LLC for such shares. All defined terms used herein shall have the meaning as set forth in the Option Agreement.



Sincerely,

/s/ Kenneth M. Borow



Kenneth M. Borow, M.D.





ACCEPTED AND AGREED

COVALENT PARTNERS, LLC



By: /s/ Richard D. Propper
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Title: Managing Member
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                                       1.
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                                    EXHIBIT A

                          FORM OF EMPLOYMENT AGREEMENT











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